FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
April 16, 2012	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

Gas Price Increase to Drive FX Energy’s Revenues Higher;
New Production Facilities and Pipelines Should Do the Same;
Drilling Operations To Accelerate

Salt Lake City, April 16, 2012 – FX Energy, Inc. (NASDAQ: FXEN) today announced that the Polish Energy Regulatory Agency has increased wholesale gas tariffs in Poland by 16.9% as of March 31, 2012.  By virtue of its gas contracts with PGNiG, the Company’s partner and operator of most of its producing wells in Poland, the price increase became effective for FX Energy on April 1, 2012.  The new tariff is expected to remain in place through at least December 31, 2012.  The benefits of the increase will apply to virtually all of the Company’s gas production in Poland, representing approximately 91% of current Company-wide production on a gas equivalent basis, with the remainder being predominantly oil in the USA.

“Based on the current exchange rate, we are selling gas today at a weighted average price of $7.40 per thousand cubic feet at the wellhead in Poland, dramatically higher than today’s sub-$2.00 Henry Hub spot price.  In addition, almost all of our operating costs in Poland are fixed, so the higher revenues from this price increase will drop directly to our bottom line,” said Clay Newton, VP of Finance for FX Energy.  “We will use the increased revenues to support our growing exploration, development and production projects in Poland, where currently there are two drilling rigs and two pipeline construction crews at work on our projects.”

Facilities and Pipeline Construction

The Company reported that construction has started on the pipeline expansion downstream from the KSK production facility in the Fences concession in Poland.  The KSK production facilities have been producing since last year, but the rate has been constrained by limited throughput at a river crossing.  Crews have started work on a two kilometer twin line at the crossing that will double capacity and allow full production from the KSK facility.  The Company anticipates the new line will become operational during or slightly before the third quarter 2012.  Thereafter, production, net to the Company, is expected to increase to as much as 14 to 15 million cubic feet equivalent per day (MMCFE/D).

Separately, crews have started construction on a new production facility and pipeline that will serve the Winna Gora well in the Fences concession.  Permitting along a short stretch of the pipeline remains ongoing, but crews are laying pipe along the remainder of the eight kilometer line.  The Company anticipates first production in the third quarter of 2012.  Production from the well could add up to 2 MMCFE/D to the Company’s production volumes.

Winna Gora and KSK both are located in the 850,000 acre Fences concession in Poland, where PGNiG holds 51% interest and is the operator; the Company holds a 49% interest.

Drilling Operations Update

Andy Pierce, Vice President-Operations, remarked, “We expect to see a ramp up of drilling throughout the remainder of this year and 2013.  Including the two wells currently drilling, our plans include a combined 6 to 8 wells in Poland and the US to begin drilling operations this year.  2012 is expected to be one of the most active for us in recent years.  Total drilling expenditures this year could be in the range of $40 to $50 million.”

Kutno-2 Drilling.  The Company reported that the Kutno-2 well in Poland is currently drilling below 4,500 meters with a projected total depth of 6,450 meters.  The Company anticipates Kutno-2 will reach total depth and test in the third quarter of 2012.  The well is located on the Company’s 700,000 acre Kutno concession in central Poland.  Kutno-2 is designed to test a 35,000 acre Rotliegend structure.  The Company holds 50% interest and operates; PGNiG is earning a 50% interest.

Komorze-3K Drilling.  The Company also reported that the Komorze-3K well in the Fences concession is currently drilling below 1,950 meters with a projected total depth of 4,075 meters (true vertical depth of 3,878 meters).  The Company anticipates Komorze-3K will reach total depth and test in the third quarter of 2012.  Komorze-3K is designed to test the first of five satellite structures that ring last year’s Lisewo-1 discovery well.

Lisewo-2.  The Lisewo-2 well is expected to start drilling in the third quarter this year.  Lisewo-2 will target the same structure as Lisewo-1, and is anticipated to reach total depth of approximately 3,880 meters and test in the fourth quarter 2012.

Other Lisewo Activity.  Permit work is underway for a new production facility and pipeline with capacity to serve Lisewo-1 and Lisewo-2, along with Komorze-3K and other satellite wells if successful.  First production from this new facility is anticipated in the second half of 2013.

In addition, processing and interpretation of new 3-D seismic is underway on a grid covering the area southeast of the Lisewo-1 discovery.  The Company will be evaluating the new seismic over the next few months to gauge the potential of a structural extension to the southeast of the Lisewo-1 discovery.  If supported by the new seismic, the first well to test the Lisewo SE extension could be ready to spud as early as the fourth quarter 2012.

Mieczewo-1.  The Mieczewo prospect targets a Rotliegend structure interpreted on 2-D seismic in the Fences concession near the KSK area.  A tender has been issued for site preparation and drilling operations are expected to be underway in about two months.  Mieczewo-1 is anticipated to be drilled to a total depth of approximately 3,530 meters.  Results are expected late this year or early next year.

Plawce-2.  The Plawce-2 well was drilled in 2011 and encountered a 480 meter section of tight gas bearing Rotliegend sandstone at a depth of approximately 4,200 meters.  A tender has now been issued for fracture stimulation and testing services on this well in the Fences concession.  The plan is to fracture treat three separate intervals and test potential production rates from each.  Work is anticipated to begin near the end of the second quarter 2012.  The Plawce-2 well is in what appears to be a fairly large area of tight Rotliegend reservoir rock in the northern part of the Fences concession.  PGNiG holds 51% interest and operates; the Company holds 49% interest.

Other Drilling.  The Company holds a 51% interest and operates the Warsaw South concession and holds 100% interest and operates the Edge, Northwest and Block 246 concessions.  The Company’s technical group is currently evaluating new seismic covering nine possible drilling prospects: three in Warsaw South and two each in the Edge, Northwest and Block 246 concessions.  Final drilling decisions are expected in the next 30 to 60 days.  These projects have the potential to add two or three additional wells to the Company’s drilling plans in both 2012 and 2013.

US Alberta Bakken.  The Company holds an average 20% working interest the Bakken, Three Forks and Lodgepole horizon in approximately 82,000 acres in the Alberta Bakken play in north central Montana.  As operator in a three party joint venture, the Company has drilled four vertical wells, and a horizontal multi-stage fracked lateral on one of those wells.  Current plans include two more vertical wells this year and at least one and possibly two more laterals.  Log and core data show good resource in place, but production tests to date have not indicated commercial rates.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland.  The Company’s main exploration and production activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Select Market under the symbol FXEN.  Website www.fxenergy.com.
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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.  Actual production over time may be more or less than estimates of reserves, including proved and P50 or other reserve measures.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.